Exhibit 99.1

Editorial Contact:	Investor Contact:

David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-892-1130	408-979-6186

Secure Computing Reports Strong First Quarter Results

Company Achieves Record Quarterly Revenue and Cash Generation from Operations

SAN JOSE, Calif., April 21, 2005 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks, today announced first quarter 2005 revenue of $25.6 million. This represents a 21% increase compared to $21.2 million in the same quarter last year, and is unchanged on a percentage basis, compared to revenues of $25.5 million in the prior quarter.

“The first quarter marked another period of strong performance and solid execution,” said John McNulty, chairman, president and chief executive officer at Secure Computing. “Our growth in the quarter spanned all major geographic regions and industry sectors. Both the government and commercial teams executed very well, with our Federal Government vertical market contributing 21 percent of our revenue mix.

“Not only do our financial results show strong year-over-year growth, but the opportunities in all three areas of our business continue to expand as we gain momentum in the channel,” added McNulty. “In the first quarter, we continued to aggressively expand our roster of North America channel partners, recruiting 118 new resellers. We currently have 772 partners worldwide, with 508 resellers in North America. Going forward, we will continue to focus on and enhance one of our most valued assets – our worldwide channel network.”

Gross margins in the first quarter were 86% of revenue or $21.9 million. This compares to 88% of revenue, or $18.7 million, in the year ago quarter and 87% of revenue, or $22.1 million, in the prior quarter.

First quarter operating expenses were $17.8 million, or 70% of revenue, nine percentage points lower then the year ago quarter. Sales and marketing expenses were $11.5 million, or 45% of revenue, down 7 percentage points from the year ago quarter. Research and development costs were $4.3 million, or 17% of revenue, down 2 percentage points from the year ago quarter. General and administrative costs were $1.9 million, or 8% of revenue. More specifically, on an actual percentage basis, up three-tenths of one percent from the year ago quarter.

Operating income for the first quarter was 16% of revenue, a 6 percentage point improvement over the same quarter last year.

Net income for the first quarter was $4.1 million, or $0.11 per fully diluted share, compared to net income of $2.2 million, or $0.06 per fully diluted share in the same quarter last year, and $4.5 million, or $0.12 per fully diluted share in the prior quarter.

Other Q1 Financial Highlights:

•	Billings for the first quarter were $26.1 million, an increase of 19% from the prior year.

•	Deferred revenue decreased $190,000 from the end of December, bringing the total deferred revenue balance to $29.3 million at the end of March.

•	Indirect bookings were approximately 73% of revenue for the first quarter, compared to 70% in the same quarter last year.

•	Days sales outstanding were 68 days at March 31, 2005, compared to 71 days at December 31, 2004.

•	Cash and investments were $55.5 million at March 31, 2005. Cash generated from operations in the quarter was $5.6 million.

“For the first time in the company’s history, we achieved first quarter over fourth quarter revenue growth,” said Tim Steinkopf, senior vice president and chief financial officer. “We also continued our pattern of strong cash generation with record cash from operations in the quarter.”

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on June 16, 2005, until publication of a press release regarding the second quarter 2005 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the second quarter of 2005, revenues are expected to be approximately $26.0 million. Gross margins are expected to be approximately 85%. As a percent of revenue, operating expenses are expected to be approximately 69%. Fully diluted earnings per share is expected to be approximately $0.12, which assumes a fully diluted weighted average share count of approximately 37.5 million.

For the full-year 2005, revenues are now expected to be in the range of $106 million to $108 million. Fully diluted earnings per share is expected to be approximately $0.48 to $0.50, which assumes a fully diluted weighted average share count of approximately 37.7 million.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2005	2004
Revenue	$25,579	$21,216
Cost of revenue	3,676	2,513

Gross profit	21,903	18,703

Operating expenses:
Selling and marketing	11,529	10,989
Research and development	4,325	4,103
General and administrative	1,928	1,533

	17,782	16,625

Operating income	4,121	2,078

Other income	68	127

Income before tax	4,189	2,205

Income tax expense	(127)	—

Net income	$4,062	$2,205

Basic earnings per share	$0.11	$0.06

Weighted average shares outstanding - basic	35,827	35,352

Diluted earnings per share	$0.11	$0.06

Weighted average shares outstanding - diluted	36,670	38,085

Condensed Consolidated Balance Sheets

	Mar. 31, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents	$44,447	$37,899
Investments	11,017	14,407
Accounts receivable, net	19,246	20,263
Inventory, net	2,757	2,793
Other current assets	8,203	8,832
Current assets from discontinued operations	247	260

Total current assets	85,917	84,454

Property and equipment, net	3,368	4,041
Goodwill	39,329	39,329
Other assets	5,511	3,090

Total assets	$134,125	$130,914

Liabilities and stockholders’ equity
Accounts payable	$2,085	$2,578
Accrued payroll	3,657	4,090
Other accrued expenses	1,593	1,601
Acquisition reserves	701	879
Deferred revenue	23,055	23,915

Total current liabilities	31,091	33,063

Acquisition reserves, net of current portion	460	493
Deferred revenue, net of current portion	6,202	5,532

Total liabilities	37,753	39,088

Common stock	359	358
Additional paid-in capital	197,704	197,244
Accumulated deficit	(101,010)	(105,072)
Accumulated other comprehensive income	(681)	(704)

Total stockholders’ equity	96,372	91,826

Total liabilities and stockholders’ equity	$134,125	$130,914

Condensed Consolidated Statement of Cash Flows

	Three months ended March 31,
	2005	2004
Operating activities

Net income	$4,062	$2,205

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	578	603
Amortization	237	200
Loss on disposals of property and equipment	326	65
Deferred income taxes	—	(64)

Changes in operating assets and liabilities:
Accounts receivable	1,017	2,714
Inventories	36	(645)
Other current assets	629	(794)
Accounts payable	(493)	806
Payroll related accruals	(433)	(376)
Accrued liabilities and reserves	(219)	(984)
Deferred revenue	(190)	(1,003)

Net cash provided by operating activities	5,550	2,727

Investing activities
Net proceeds from sales/maturities of investments	3,394	5,529
Purchases of property and equipment, net	(231)	(722)
Increase in intangibles and other assets	(2,658)	(74)

Net cash provided by investing activities	505	4,733

Financing activities
Proceeds from issuance of common stock	461	5,031

Effect of exchange rate changes	19	5

Net cash provided from discontinued operations	13	260

Net increase in cash and cash equivalents	6,548	12,756
Cash and cash equivalents, beginning of period	37,899	12,101

Cash and cash equivalents, end of period	$44,447	$24,857